As filed with the Securities and Exchange Commission on July 19, 2011
Registration No. 333-163842

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective
Amendment No. 1 to
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Duncan Energy Partners L.P.
(Name of registrant as specified in its charter)

Delaware	20-5639997
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Stephanie C. Hildebrandt
1100 Louisiana, 10th Floor	1100 Louisiana, 10th Floor
Houston, Texas 77002	Houston, Texas 77002
(713) 381-6500	(713) 381-6500
(Address, including zip code, and telephone, number	(Name, address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)	including area code, of agent for service)
Copies to:
David C. Buck
Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
(713) 220-4200
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☑
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE
     On December 18, 2009, Duncan Energy Partners L.P. (the “Partnership”) filed a Registration Statement on Form S-3 (Registration No. 333-163842) with the Securities and Exchange Commission in order to register 2,000,000 common units representing limited partner interests in the Partnership, for offering and sale to participants in the Partnership’s Distribution Reinvestment Plan (the “Plan”). The Registration Statement became effective immediately upon filing.
     Effective July 19, 2011, the Partnership appointed a new administrator for the Plan. Information concerning the operation of the Plan is provided in the definitive prospectus filed as part of this Post-Effective Amendment No. 1 to the Registration Statement. This prospectus discloses updated information in respect of the manner in which the Plan operates and identifies the new administrator of the Plan: Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A.

— PROSPECTUS
—
—
Distribution Reinvestment Plan
2,000,000 Common Units
     With this prospectus, we are offering participation in our Distribution Reinvestment Plan to owners of our common units. We have appointed Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A., as the administrator of the Plan. The Plan provides a simple, convenient and no-cost means of investing in our common units.
Plan Highlights:
•	You may participate in the Plan if you currently are a unitholder of record of our common units or if you own our common units through your broker (by having your broker participate on your behalf).

•	You may purchase additional common units by reinvesting all or a portion of the cash distributions paid on your common units.

•	You may purchase our common units at a discount ranging from 0% to 5% (currently set at 5%) without paying any service fees, brokerage trading fees or other charges. (Note: If you participate in the Plan through your broker, you should consult with your broker; your broker may charge you a service fee.)
     Your participation in the Plan is voluntary, and you may terminate your account at any time.
     You should read carefully this prospectus before deciding to participate in the Plan. You should read the documents we have referred you to in the “Where You Can Find More Information” section of this prospectus for information on us and for our financial statements.
     Our common units are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “DEP.”
     Limited partnerships are inherently different from corporations. Investing in our common units involves risk. You should review carefully “Risk Factors” beginning on page 3 for a discussion of important risks you should consider before enrolling in the Plan. We suggest you retain this prospectus for future reference.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is July 19, 2011.

     You should rely only on the information contained or incorporated by reference into this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information incorporated by reference into or provided in this prospectus is accurate as of any date other than the date on the front of this prospectus.

i

OUR COMPANY
     As used in this prospectus, references to “we,” “us,” “our,” “the Partnership” or “Duncan Energy” are intended to mean the business and operations of Duncan Energy Partners L.P. and its consolidated subsidiaries since February 5, 2007, the date of our initial public offering, and, unless the context requires otherwise, our operating partnership, DEP Operating Partnership, L.P.
     References to “DEP GP” mean DEP Holdings, LLC, which is our general partner.
     References to “DEP Operating Partnership” mean DEP Operating Partnership, L.P., which is a wholly owned subsidiary of Duncan Energy that conducts substantially all of our business.
     References to “Enterprise Products Partners” mean Enterprise Products Partners L.P., a publicly traded partnership, the common units of which are listed on the NYSE under the ticker symbol “EPD.”
     References to “EPO” mean Enterprise Products Operating LLC, a wholly owned subsidiary of Enterprise Products Partners that conducts substantially all of its business. EPO has a controlling interest in the Partnership’s general partner and is a significant owner of the Partnership’s common units.
     References to “EPCO” mean Enterprise Products Company, a privately held affiliate of Enterprise Products Partners.
     Duncan Energy Partners L.P. is a publicly traded Delaware limited partnership, the common units of which are listed on the NYSE under the ticker symbol “DEP.” We were formed in September 2006 and did not own any assets prior to February 5, 2007, which was the date we completed our initial public offering and acquired controlling interests in the DEP I Midstream Businesses from EPO. Our business purpose is to acquire, own and operate a diversified portfolio of midstream energy assets and to support the growth objectives of EPO and other affiliates under common control. We are engaged in the business of: (i) natural gas liquids, or NGLs, transportation, fractionation and marketing; (ii) storage of NGL, petrochemical and refined products; (iii) transportation of petrochemical products; and (iv) gathering, transportation, marketing and storage of natural gas.
     At March 31, 2011, we are owned 99.3% by our limited partners and 0.7% by our general partner, DEP GP. EPO beneficially owned approximately 58.5% of our limited partner interests and 100% of DEP GP. On April 28, 2011, we and our general partner entered into a definitive merger agreement with Enterprise, its general partner and certain of their subsidiaries, in which a wholly owned subsidiary of Enterprise Products Partners will merge with and into Duncan Energy, with Duncan Energy surviving the merger (the “Merger”). At the effective time of the Merger, all of our common units outstanding will be cancelled and converted into the right to receive common units representing limited partner interests in Enterprise Products Partners based on an exchange rate of 1.01 Enterprise common units for each of our common units. If approved by requisite unitholder approval, the Merger is expected to close during the third quarter of 2011.
     Our principle executive offices are located at 1100 Louisiana, 10th Floor, Houston, Texas 77002. Our telephone number is (713) 381-6500 and our website is www.deplp.com.
Business Strategy
     Our primary business objectives are to maintain and, over time, to increase our cash available for distributions to our unitholders. Our business strategies to achieve these objectives are to:
•	optimize the benefits of our economies of scale, strategic location and pipeline connections serving natural gas, NGL, petrochemical and refining customers;

•	manage our portfolio of midstream energy assets to minimize the volatility of our cash flows;

•	invest in organic growth projects to capitalize on market opportunities that expand our asset base and generate additional cash flow; and

•	pursue acquisitions of assets and businesses from related parties, or in accordance with our business opportunity agreements, from third parties.

Our Business Segments
     We have three reportable business segments: (i) Natural Gas Pipelines & Services; (ii) NGL Pipelines & Services; and (iii) Petrochemical Services. Our business segments are generally organized and managed according to the type of services rendered (or technologies employed) and products produced and/or sold.
     Natural Gas Pipelines & Services. Our Natural Gas Pipelines & Services business segment includes approximately 9,400 miles of natural gas pipeline systems that provide for the gathering and transportation of natural gas in Louisiana and Texas. We lease natural gas storage facilities located in Texas and Louisiana. This segment also includes our related natural gas marketing activities.
     NGL Pipelines & Services. Our NGL Pipelines & Services business segment includes our NGL and related product storage facility located in Mont Belvieu, Texas, our South Texas NGL System (pipelines and fractionators) and the results from NGL marketing activities related to our Big Thicket Gathering System. Our South Texas NGL System is a group of assets comprised of approximately 1,480 miles of NGL pipelines and two NGL fractionators in South Texas and includes the leased Markham and Almeda NGL storage facilities.
     Petrochemical Services. Our Petrochemical Services business segment reflects the operations of our Lou-Tex Propylene Pipeline and Sabine Propylene Pipeline. These pipelines provide for the transportation of polymer-grade and chemical-grade propylene in Texas and Louisiana. Polymer-grade propylene is used in the manufacture of polypropylene. Chemical-grade propylene is a basic petrochemical used in plastics, synthetic fibers and foams.

RISK FACTORS
     An investment in our common units involves risks. You should consider carefully the following risk factors relating to our Distribution Reinvestment Plan, or the “Plan,” together with all of the other information included in, or incorporated by reference into, this prospectus before deciding to participate in the Plan. The risks relating to the Plan are not the only risks associated with an investment in our common units. For (i) risks inherent in our business that may have an impact on our results of operations and financial condition, (ii) risks inherent in an investment in us related to our common units as a result of our partnership structure, and (iii) tax risks to common unitholders, please read Item 1A “Risk Factors” in Part I of our most recent Annual Report on Form 10-K and Item 1A “Risk Factors” in Part II of our Quarterly Reports on Form 10-Q filed for quarterly periods ending after our most recent Annual Report and our future annual and quarterly reports that are incorporated by reference into this prospectus, as such information may be amended or supplemented by any future filings with the Securities and Exchange Commission (the “Commission”). This prospectus also contains or incorporates by reference forward-looking statements that involve risks and uncertainties. Please read “Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described above and elsewhere in this prospectus. If the events or possibilities described in any of these risks occur, our business, financial condition or results of operation could be adversely affected. In that case, the trading price of our common units could decline, and you could lose all or part of your investment.
Risks Relating to the Plan
     You will not know the price of the common units you are purchasing under the Plan at the time you authorize the investment or elect to have your distributions reinvested. The price of our common units may fluctuate between the time you decide to purchase common units under the Plan and the time of actual purchase. As a result, you may purchase common units at a price higher than the price you anticipated.
     If you instruct the administrator to sell common units under the Plan, you will not be able to direct the time or price at which your common units are sold. The price of our common units may decline between the time you decide to sell common units and the time of actual sale.
     If you decide to withdraw from the Plan and you request a certificate for whole common units credited to you under the Plan from the administrator, the market price of our common units may decline between the time you decide to withdraw and the time you receive the certificate.
THE PLAN
Plan Overview
     The Plan offers a simple, convenient and no-cost way for owners of our common units to invest all or a portion of their cash distributions in our common units. The Plan is designed for long-term investors who wish to invest and build their common unit ownership over time. Unlike an individual brokerage account, the timing of purchases is subject to the provisions of the Plan. The principal terms and conditions of the Plan are summarized in this prospectus under “Commonly Asked Questions” below.
     We have appointed Wells Fargo Shareowner Services, or the “Administrator,” to administer the Plan, and certain administrative support will be provided to the Administrator by its designated affiliates. Together, the Administrator and its affiliates will purchase and hold common units for Plan participants, keep records, send statements and perform other duties required by the Plan.
     Only registered holders of our common units can participate directly in the Plan. If you are a beneficial owner of common units in a brokerage account and wish to reinvest your distributions, you can make arrangements with your broker or nominee to participate in the Plan on your behalf, or you can request that your common units become registered in your name.
     Please read this entire prospectus for a more detailed description of the Plan. If you are a registered holder of our common units and would like to participate in the Plan, you can enroll online via Shareowner Online, or by completing the enclosed Enrollment Form and mailing it to the Administrator in the envelope provided.

COMMONLY ASKED QUESTIONS
1. How can I participate in the Plan?
     If you are a current holder of record, or registered holder, of our common units, you may participate directly in the Plan. If you own common units that are registered in someone else’s name (for example, a bank, broker or trustee), the Plan allows you to participate through such person, should they elect to participate, without having to withdraw your common units from such bank, broker or trustee. If your broker or bank elects not to participate in the Plan on your behalf, you can participate by withdrawing your common units from such bank or broker and registering your common units in your name.
2. How do I get started?
     If you are a registered holder of our common units, once you have read this prospectus, you can get started by enrolling in the Plan online at www.shareowneronline.com, or by completing the enclosed Enrollment Form and mailing it to the Administrator in the envelope provided. Your participation will begin promptly after your authorization is received. Once you have enrolled, your participation continues automatically, as long as you wish. If you own common units that are registered in someone else’s name (for example a bank, broker or trustee), then you should contact such person to arrange for them to participate in the Plan on your behalf.
3. How are distributions reinvested?
     By enrolling in the Plan, you direct the Administrator to apply distributions to the purchase of additional common units in accordance with the terms and conditions of the Plan. You may elect to reinvest all or a portion of your distributions in additional common units. The Administrator will invest distributions in whole and fractional common units on the quarterly distribution payment date (the investment date). No interest will be paid on funds held by the Administrator pending investment.
     If the Administrator receives your Enrollment Form on or before the record date for the payment of the next distribution, the amount of the distribution that you elect to be reinvested will be invested in additional common units for your Plan account. If the Enrollment Form is received in the period after any distribution record date, that distribution will be paid by check or automatic deposit to a bank account that you designate and your initial distribution reinvestment will commence with the following distribution.
     You may change your distribution reinvestment election at any time on-line by accessing your account online at www.shareowneronline.com, by telephone or by notifying the Administrator in writing. To be effective with respect to a particular distribution, any such change must be received by the Administrator on or before the record date for that distribution.
4. What reinvestment options are provided under the Plan?
     When you enroll, you may choose one of the following options regarding cash distributions paid on your common units:
•	Full Distribution Reinvestment: Distributions on all units of our common units registered in your name will be reinvested in additional units of our common units.

•	Partial Distribution Reinvestment: A portion of your cash distribution will be paid to you in cash, and the remainder will automatically be reinvested to purchase additional units. To do this, you must specify the number of whole units on which you wish to receive cash distributions. You may choose to have these cash distributions directly deposited to your designated U.S. bank account instead of receiving a check by mail. For direct deposit of cash distributions, contact the Administrator to request an authorization for electronic direct deposit form, complete and return the form to Wells Fargo Shareowner Services. Be sure to include a voided check for checking accounts or savings deposit slip for savings accounts.
     If you do not specify a distribution reinvestment option when you enroll, your Plan account will be automatically set up for the full distribution reinvestment option.
5. When are distributions reinvested?
     The investment date will be the distribution payment date for each quarter (generally, before the 15th calendar day of February, May, August and November). The record date for eligibility to receive distributions generally will be the last business day of the month preceding a month in which distributions are paid (generally, the last day of January, April, July and October). In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 30 days of the distribution payment date, the Administrator will return the funds to you by check or by automatic deposit to a bank account that you designate. No interest will be paid on funds held by the Administrator pending investment.
     During the period that distribution payments are held by the Administrator pending their investment under the Plan, such funds may be invested in certain “Permitted Investments.” For purposes of this Plan, “Permitted Investments” means any money market mutual funds registered under the Investment Company Act (including those of an affiliate of the Administrator or for which the Administrator or any of its affiliates provides management advisory or other services) consisting entirely of (i) direct obligations of the United States of America or (ii) obligations fully guaranteed by the United States of America. The risk of any loss from such Permitted Investments shall be the responsibility of the Administrator. Investment income from such Permitted Investments shall be retained by the Administrator.
6. What is the source and price of common units purchased under the Plan?
     We have the sole discretion to determine whether common units purchased under the Plan will come from our authorized but unissued common units or from common units purchased on the open market by the Administrator. We currently intend to use our authorized but unissued common units for all common units to be purchased under the Plan.
     The price for authorized but unissued common units purchased with reinvested distributions will be the average of the high and low trading prices of the common units on the New York Stock Exchange—Composite Transactions for the five trading days immediately preceding the investment date, less a discount ranging from 0% to 5%. The discount is initially set at 5%; therefore, the initial purchase price for authorized but unissued common units purchased with reinvested distributions will be 95% of such average trading price. (Note: If you participate in the Plan through your broker, you should consult with your broker to determine if your broker will charge you a service fee.)
     The purchase price for common units purchased with reinvested distributions on the open market will be the weighted average price of all common units purchased for the Plan for the respective investment date, less a discount ranging from 0% to 5%. (Note: If you participate in the Plan through your broker, you should consult with your broker to determine if your broker will charge you a service fee.)
     We will provide notice to you of any changes in the discount rate at least 30 days prior to the following record date.
7. Who is the Administrator of the Plan?
     Wells Fargo Shareowner Services is the Administrator of the Plan. Certain administrative support will be provided to the Administrator by its designated affiliates. If you have questions regarding the Plan, please write to the Administrator at the following address: Wells Fargo Shareowner Services, P.O. Box 64856, St. Paul, MN 55154-0856, or call the Administrator at 1-800-468-9716 (toll free from inside the United States or Canada) or 651-450-4064 (from outside the United States). An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available from 8:00 a.m. to 8:00 p.m., Eastern Standard Time, Monday through Friday (except holidays). Please include a reference to Duncan Energy Partners L.P. in all correspondence.
     In addition, you may visit the Administrator’s website at www.shareowneronline.com. At this website, if you are a registered holder of our common units, you can enroll in the Plan, obtain information, and perform certain transactions on your Plan account.
8. What is the cost of participating in the Plan?
     There is no fee for reinvesting distributions through the Plan. You may be responsible for certain charges if you withdraw from the Plan. Additionally, if you are a beneficial owner of our common units and are participating in the Plan through your broker, you should consult with your broker; you may be charged a fee by your broker for participating in the Plan on your behalf.
9. How many common units will be purchased for my account?
     If you are a registered holder of our common units and are directly participating in the Plan, the number of common units, including fractional common units, purchased under the Plan will depend on the amount of your cash distribution you elect to reinvest and the price of the common units determined as provided above. Common units purchased under the Plan, including fractional common units, will be credited to your account. Both whole and fractional common units will be purchased. Fractional common units will be computed to three decimal places.

     If you are a beneficial owner and are participating in the Plan through your broker, you should contact your broker for the details of how the number of common units you purchase will be determined.
     This prospectus relates to 2,000,000 of our common units registered for sale under the Plan. We cannot assure you there will be enough common units to meet the requirements under the Plan. If we do not have a sufficient number of authorized but unissued common units to meet the Plan requirements during any quarter, and if the Administrator is unable to purchase a sufficient number of common units in the open market, any reinvested distributions received by the Administrator but not invested in our common units under the Plan will be returned to participants without interest.
10. What are the tax consequences of purchasing common units under the Plan?
     Your cost basis for tax purposes in the common units you purchase under the Plan will be equal to the amount of the distributions used to purchase those common units. Purchasing common units pursuant to the Plan will not affect the tax obligations associated with the common units you currently own. Participation in the Plan will reduce the amount of cash distributions available to you to satisfy any tax obligations associated with owning common units. Please read “Material Tax Consequences” for information relevant to holders of common units generally.
11. How can I withdraw from the Plan?
     If you are a registered holder of our common units, you may discontinue the reinvestment of your distributions at any time by providing notice to the Administrator. In addition, you may change your distribution election by accessing your account online at www.shareowneronline.com. To be effective for a particular distribution payment, the Administrator must receive notice on or before the record date for that distribution. In addition, you may request that all or part of your common units be sold. When your common units are sold through the Administrator, you will receive the proceeds less applicable service and processing fees. See Addendum A.
     If you are a beneficial owner of our common units and you are participating in the Plan through your broker, you should direct your broker to discontinue participation in the Plan on your behalf.
     If you dispose of all the common units registered in your name, but do not give notice of withdrawal to the Administrator, the Administrator will continue to reinvest the cash distributions on any common units held in your account under the Plan until the Administrator is notified otherwise.
     Generally, an owner of common units may again become a participant in the Plan. However, we reserve the right to reject the enrollment of a previous participant in the Plan on grounds of excessive joining and termination. This reservation is intended to minimize administrative expense and to encourage use of the Plan as a long-term investment service.
12. How will my common units be held under the Plan?
     If you are a registered holder of our common units and you are directly participating in the Plan, the common units that you acquire under the Plan will be maintained in your Plan account in non-certificated form for safekeeping. Safekeeping protects your common units against physical loss, theft or accidental destruction and also provides a convenient way for you to keep track of your common units. Only common units held in safekeeping may be sold through the Plan.
     If you own common units in certificated form, you may deposit your certificates for those common units with the Administrator. Certificates should be delivered to the Administrator at 161 North Concord Exchange, South St. Paul, MN 55075-1139 by United States Post Office registered mail, a national courier service or other receipted delivery service. Please be advised that choosing registered, express or certified mail alone will not protect you should your certificates become lost or stolen.
     As the Administrator, Wells Fargo Shareowner Services can provide low-cost loss insurance for certificates being returned for conversion to book-entry form. Mail loss insurance covers the cost of the replacement surety bond only. Replacement transaction fees may also apply. To take advantage of the optional mail loss insurance, simply include your $10.00 check, made payable to WFSS Surety Program, along with your certificates and instructions.
     To qualify for this service you must choose to use an accountable mail delivery service such as Federal Express, United Parcel Service, DHL, Express Mail, Purolator, TNT or United States Postal Service Registered Mail. Any one shipping package may not contain certificates exceeding a total value of $100,000.
     The value of certificate units is based on the closing market price of our common units on the trading day prior to the documented mail date. Claims related to lost certificates under this service must be made within 60 days of the documented delivery service mail date. This is specific coverage for the purpose of converting certificated units to book-entry form and the surety is not intended to cover certificates being tendered for certificate breakdown or exchange for other certificates.
     If you choose another method of delivery or acquire your own mail loss insurance, we recommend you insure your delivery for at least 2% of the market value of your securities.
     You may request a certificate for all or a portion of the whole common units in your Plan account from the Administrator. Upon request, the Administrator will mail a certificate to you within two business days. Please allow an additional five to seven business days for delivery of your certificate.
     If you are a beneficial owner of our common units and you are participating in the Plan through your broker, the common units that are purchased on your behalf under the Plan will be maintained in your account with your broker.
13. How do I sell common units held under the Plan?
     If you are a registered holder of our common units and you are directly participating in the Plan, you can sell your Plan common units at any time by contacting the Administrator. Your sale request will be processed, and your common units will, subject to market conditions and other facts, generally be sold within 24 hours of receipt and processing of your request. Please note that the Administrator cannot and does not guarantee the actual sale date or price, nor can it stop or cancel any outstanding sale or issuance requests. All requests are final. The Administrator will mail a check to you (less applicable sales fees) on the settlement date, which is three business days after your common units have been sold. Please allow an additional five to seven business days from the settlement date to receive your check.
     Alternatively, you may choose to withdraw your common units from your Plan account and to sell them through a broker of your choice. In this case you would have to request a certificate for your common units from the Administrator prior to such sale.
     If you are a beneficial owner of our common units and you are participating in the Plan through your broker, you should contact your broker to sell your common units.
     If you are an EPCO employee working in our Houston headquarters offices or if you are one of our officers having a title of Vice President or higher, any sale by you of Plan common units is subject to the trading window provisions of our insider trading policy. Those persons are allowed to sell Plan common units only while the trading window is open (typically during the period beginning on the second business day following the public announcement of the Partnership’s financial results for the most recently completed fiscal quarter and ending on the last day of the subsequent fiscal quarter). Sales of Plan common units by our executive officers are also subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
14. How will I keep track of my investments?
     If you are a registered holder of our common units and you are directly participating in the Plan, the Administrator will send you a transaction notice confirming the details of each transaction that you make and a quarterly statement of your account.
     If you are a beneficial owner of our common units and you are participating in the Plan through your broker, the details of the reinvestment transactions will be maintained by your broker. You should contact your broker to determine how this information will be provided to you. You can also keep track of your account activity by accessing your account online at www.shareowneronline.com.
15. Can the Plan be suspended, modified or terminated?
     We reserve the right to suspend, modify or terminate the Plan at any time. Participants will be notified of any suspension, modification or termination of the Plan. If you are a registered holder of our common units and you are directly participating in the Plan, upon our termination of the Plan, a certificate will be issued to you for the number of whole common units in your account. Any fractional common unit in your Plan account will be converted to cash and remitted to you by check.
16. What would be the effect of any unit splits, unit distributions or other distributions?
     Any common units we distribute as a distribution on common units (including fractional common units) that are credited to your account under the Plan, or upon any split of such common units, will be credited to your account. Distributions or splits distributed on all other common units held by you and registered in your own name will be mailed directly to you. In a rights offering, your entitlement will be based upon your total holdings, including those credited to your account under the Plan. Rights applicable to common units credited to your account under the Plan will be sold by the Administrator and the proceeds will be credited to your account under the Plan and applied to the purchase of common units on the next investment date.
     If you want to exercise, transfer or sell any portion of the rights applicable to the common units credited to your account under the Plan, you must request, at least two days prior to the record date for the issuance of any such rights, that a portion of the common units credited to your account be transferred from your account and registered in your name.
Responsibilities Under the Plan
     We, the Administrator and any agent will not be liable in administering the Plan for any act done in good faith, or for any omission to act in good faith, including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon that participant’s death prior to the receipt of notice in writing of such death. Since we have delegated all responsibility for administering the Plan to the Administrator, we specifically disclaim any responsibility for any of its actions or inactions in connection with the administration of the Plan.
     Neither we nor the Administrator, which is acting solely as an agent in connection with the Plan, will have any duties or responsibilities in connection with the Plan other than those expressly set forth in the Plan or as imposed by applicable laws, and no implied duties, fiduciary or otherwise, shall be read into this Plan.
     The Administrator is authorized to choose a broker/dealer, including an affiliated broker/dealer, at its sole discretion to facilitate purchases and sales of common units for you. The Administrator will furnish the name of the registered broker/dealer, including any affiliated broker/dealer, utilized in unit transactions within a reasonable time upon written request from you.
     In the absence of negligence or willful misconduct on its part, the Administrator, whether acting directly or through agents or attorneys shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. In no event shall the Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.
     The Administrator shall: (i) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.
     The Administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under this Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Administrator shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
     You should recognize that neither we, the Administrator, nor any agent can assure you of a profit or protect you against an economic loss on common units purchased under the Plan.

USE OF PROCEEDS
     We do not know either the number of common units that will be purchased under the Plan or the prices at which common units will be sold to participants. In connection with purchases of authorized but unissued common units under the Plan, our general partner is entitled to make, but is not obligated to make, a capital contribution in order to maintain its general partner interest in us, which is currently 0.7%. The net proceeds we realize from sales of our authorized but unissued common units pursuant to the Plan, including our general partner’s proportionate capital contribution, if any, will be used for general partnership purposes.

DESCRIPTION OF OUR COMMON UNITS
     Our common units represent limited partner interests in us that entitle the holders thereof to participate in our cash distributions and to exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of units and our general partner in and to partnership distributions, please read “How We Make Cash Distributions.” For a general discussion of the expected federal income tax consequences of owning and disposing of common units, please read “Material Tax Consequences.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “Description of Our Partnership Agreement.”
     Under our partnership agreement, we may issue, without further unitholder action, an unlimited number of additional limited partner interests and other equity securities with such rights, preferences and privileges as may be established by our general partner in its sole discretion.
     Our common units are listed for trading on the NYSE under the symbol “DEP.”
Transfer of Units
     By transfer of our common units in accordance with our partnership agreement, each transferee of our common units will be admitted as a common unitholder with respect to the units transferred when such transfer and admission is reflected in our books and records. Additionally, each transferee of our units:
•	becomes the record holder of the units;

•	represents that the transferee has the capacity, power and authority to enter into and become bound by our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement;

•	grants powers of attorney to the officers of our general partner and any liquidator of our partnership as signified in our partnership agreement;

•	gives the consents and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and our initial public offering.
     An assignee will become a limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records.
     We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.
     Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner in our partnership for the transferred common units.
     Until a common unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.
Transfer Agent and Registrar
     Our transfer agent and registrar for the common units is Wells Fargo Shareowner Services.

HOW WE MAKE CASH DISTRIBUTIONS
     Following is a description of the relative rights and preferences of holders of our common units in and to cash distributions. The information presented in this section assumes that our general partner continues to make capital contributions to Duncan Energy in order to maintain its general partner interest in Duncan Energy, which is currently 0.7%.
Distributions of Available Cash
General
     Within approximately 45 days after the end of each quarter, commencing with the quarter ending on March 31, 2007, we have been and will continue to distribute all of our available cash to unitholders of record on the applicable record date. We will distribute 99.3% of our available cash to our common unitholders, pro rata, and 0.7% to our general partner. Unlike many publicly traded limited partnerships, our general partner is not entitled to any incentive distributions, and we do not have any subordinated units.
Definition of Available Cash
     Available cash is defined in our partnership agreement and generally means, with respect to any fiscal quarter, all cash and cash equivalents on the date of determination of available cash for such quarter:
•	less the amount of cash reserves established by the general partner to:
•	provide for the proper conduct of our business (including reserves for future capital expenditures and for our future credit needs);

•	comply with applicable law or any debt instrument or other agreement; or

•	provide funds for distributions to unitholders and our general partner in respect of any one or more of the next four quarters.
Distributions of Cash upon Liquidation
     If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. We will first apply the proceeds of liquidation to the payment of our creditors and the liquidator in the order of priority provided in our partnership agreement and by law and, thereafter, we will distribute any remaining proceeds to our unitholders and our general partner in accordance with their respective capital account balances as so adjusted.
Manner of Adjustments for Gain
     The manner of the adjustment is set forth in our partnership agreement. Upon our liquidation, we will allocate any net gain (or unrealized gain attributable to assets distributed in kind to our partners) as follows:
•	first, to our general partner and the holders of our common units having negative balances in their capital accounts to the extent of and in proportion to such negative balances; and

•	thereafter, 99.3% to all of our unitholders, pro rata, and 0.7% to our general partner.
Manner of Adjustments for Losses
     Upon our liquidation, any loss will generally be allocated to our general partner and our unitholders as follows:
•	first, 99.3% to the holders of our common units in proportion to the positive balances in their respective capital accounts and 0.7% to our general partner, until the capital accounts of our unitholders have been reduced to zero; and

•	thereafter, 100% to our general partner.
Adjustments to Capital Accounts
     In addition, interim adjustments to capital accounts will be made at the time we issue additional partnership interests or make distributions of property. Such adjustments will be based on the fair market value of the partnership interests or the property distributed and any gain or loss resulting therefrom will be allocated to our unitholders and our general partner in the same manner as gain or loss is allocated upon liquidation.

DESCRIPTION OF OUR PARTNERSHIP AGREEMENT
     The following is a summary of the material provisions of our partnership agreement.
     We summarize the following provisions of our partnership agreement elsewhere in this prospectus:
•	with regard to distributions of available cash, please read “How We Make Cash Distributions;”

•	with regard to fiduciary duties of our general partner, please read “Conflicts of Interest, Business Opportunity Agreements and Fiduciary Duties;”

•	with regard to rights of holders of common units, please read “Description of Our Common Units;” and

•	with regard to allocations of taxable income and other matters, please read “Material Tax Consequences.”
Organization and Duration
     We were organized on September 29, 2006 and have a perpetual existence.
Purpose
     Under our partnership agreement, we are permitted to engage in any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreements relating to such business activity; provided, however, that our general partner shall not cause us to engage, directly or indirectly in any business activity that our general partner determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. Affiliates of our general partner generally will not be obligated to present to us or our general partner any business opportunities unless and until the business opportunities have been rejected by other publicly traded affiliates of our general partner, including Enterprise Products Partners.
Power of Attorney
     Each limited partner, and each person who acquires a common unit from a unitholder, by accepting the common unit, automatically grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants the authority to amend, and to make consents and waivers under, our partnership agreement. Please read “— Amendments to Our Partnership Agreement.”
Cash Distributions
     Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership securities as well as to our general partner in respect of its general partner interest. For a description of these cash distribution provisions, please read “How We Make Cash Distributions.”
Capital Contributions
     Common unitholders are not obligated to make additional capital contributions, except as described below under “— Limited Liability.”
     Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its 0.7% general partner interest if we issue additional units. Our general partner’s 0.7% interest, and the percentage of our cash distributions to which it is entitled, will be proportionately reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 0.7% general partner interest. Our general partner will be entitled to make a capital contribution in order to maintain its 0.7% general partner interest in the form of the contribution to us of common units based on the current market value of the contributed common units.
Limited Liability
     Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:
•	to remove or replace the general partner;

•	to approve some amendments to the partnership agreement; or
•	to take other action under the partnership agreement;
constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as the general partner. This liability would extend to persons who transact business with us and reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against the general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.
     Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.
     Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If in the future, by our ownership in an operating company or otherwise, it is determined that we conduct business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner that the general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.
Voting Rights
     The following is a summary of the unitholder vote required for the matters specified below. In voting their common units, affiliates of our general partner will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

Issuance of additional common units or other equity interests	No approval right.

Amendment of our partnership agreement	Certain amendments may be made by our general partner without the approval of our unitholders. Other amendments generally require the approval of holders of a majority of our outstanding common units. Please read “— Amendments to Our Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Holders of a majority of our outstanding common units in certain circumstances. Please read “— Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution or our partnership	Holders of a majority of our outstanding common units. Please read “— Termination or Dissolution.”

Reconstitution or our partnership upon dissolution	Holders of a majority of our outstanding common units. Please read “— Termination or Dissolution.”

Withdrawal of our general partner	Under most circumstances, the approval of holders of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of the general partner prior to December 31, 2016 in a manner that would cause a dissolution of our partnership. Please read “— Withdrawal or Removal of Our General Partner.”

Removal of our general partner	Holders of not less than 66-2/3% of the outstanding common units, including common units held by our general partner and its affiliates. Please read “— Withdrawal or Removal of Our General Partner.”

Transfer of the general partner interest	Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to (i) an affiliate (other than an individual) or (ii) another entity in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of holders of a majority of the common units, excluding common units held by the general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to December 31, 2016. Please read “— Transfer of General Partner Interest.”

Transfer of ownership interests in our general partner	No approval required at any time. Please read “— Transfer of Ownership Interests in Our General Partner.”
Issuance of Additional Securities
     Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities that may be senior to our common units on terms and conditions established by our general partner in its sole discretion without the approval of our unitholders.
     It is possible that we will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our cash distributions. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.
     In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have special voting rights to which common units are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity securities, which may effectively rank senior to the common units.
     Upon issuance of additional common units or other partnership securities, our general partner will be entitled, but will not be required, to make additional capital contributions to the extent necessary to maintain its 0.7% general partner interest in us. If the general partner does not make additional capital contributions to maintain its 0.7% general partner interest in us, its interest will be decreased to its pro rata portion of its relative capital account. Please read “— Liquidation and Distribution of Proceeds.” Our general partner and its affiliates have the right, which they may from time to time assign in whole or in part to any of their affiliates, to purchase common units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain their limited partner percentage interests in us that existed immediately prior to the issuance. Our general partner and its affiliates owned approximately 58.5% of our outstanding common units as of March 31, 2011. The holders of common units will not have preemptive rights to acquire additional common units or other partnership interests in us.

Amendments to Our Partnership Agreement
General
     Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of common units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by holders of a majority of our outstanding common units.
Prohibited Amendments
     No amendment may be made that would:
     (1) enlarge the obligations of any limited partner without its consent, unless approved by holders of at least a majority of the type or class of limited partner interests so affected; or
     (2) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld at its option.
     The provision of our partnership agreement preventing the amendments having the effects described in clauses (1) or (2) above can be amended upon the approval of the holders of at least 90% of the outstanding common units.
No Unitholder Approval
     Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:
     (1) a change in the name of the partnership, the location of the partnership’s principal place of business, the partnership’s registered agent or its registered office;
     (2) the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;
     (3) a change that our general partner determines to be necessary or appropriate for the partnership to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that none of us or our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;
     (4) an amendment that is necessary, in the opinion of our counsel, to prevent the partnership or our general partner or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;
     (5) an amendment that the general partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of partnership securities;
     (6) any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;
     (7) an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;
     (8) any amendment that our general partner determines to be necessary or appropriate for the formation by the partnership of, or its investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;
     (9) a change in our fiscal year or taxable year and related changes;
     (10) certain mergers or conveyances set forth in our partnership agreement; and
     (11) any other amendments substantially similar to any of the matters described in (1) through (10) above.

     In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner or if our general partner determines that those amendments:
     (1) do not adversely affect our limited partners (or any particular class of limited partners) in any material respect;
     (2) are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;
     (3) are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading, compliance with any of which our general partner deems to be in the partnership’s best interest and the best interest of our limited partners;
     (4) are necessary or advisable for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or
     (5) are required to effect the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.
Opinion of Counsel and Unitholder Approval
     Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in us or our subsidiaries being treated as an entity for federal income tax purposes in connection with any of the amendments described under “— Amendments to Our Partnership Agreement — No Unitholder Approval.” No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding common units unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.
Merger, Consolidation, Conversion, Sale or Other Disposition of Assets
     Our partnership agreement generally prohibits our general partner, without the prior approval of holders of a majority of our outstanding common units, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement, each of our units will be an identical unit of our partnership following the transaction, and the partnership securities to be issued do not exceed 20% of our outstanding partnership securities immediately prior to the transaction.
     If the conditions specified in our partnership agreement are satisfied, our general partner, without the approval of our unitholders, may convert us into a new limited liability entity or merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other transaction or event.
Termination or Dissolution
     We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:
     (1) the election of our general partner to dissolve us, if approved by a majority of the members of our general partner’s audit and conflicts committee and the holders of a majority of our outstanding common units;

     (2) there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;
     (3) the entry of a decree of judicial dissolution of our partnership; or
     (4) the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.
     Upon a dissolution under clause (4) above, the holders of a majority of our outstanding common units may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing a successor general partner an entity approved by the holders of a majority of our outstanding common units, excluding those common units held by our general partner and its affiliates, subject to receipt by us of an opinion of counsel to the effect that:
•	the action would not result in the loss of limited liability of any limited partner; and

•	we would not be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.
Liquidation and Distribution of Proceeds
     Upon our dissolution, unless we are continued as a new limited partnership, the person authorized to wind up our affairs (the liquidator) will, acting with all the powers of our general partner that the liquidator deems necessary or desirable, liquidate our assets. The proceeds of the liquidation will be applied as follows:
•	first, towards the payment of all of our creditors and the creation of a reserve for contingent liabilities; and

•	then, to all partners in accordance with the positive balance in their respective capital accounts.
     Under some circumstances and subject to some limitations, the liquidator may defer liquidation or distribution of our assets for a reasonable period of time. If the liquidator determines that a sale would be impractical or would cause undue loss to our partners, our general partner may distribute assets in kind to our partners.
Withdrawal or Removal of Our General Partner
     Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to December 31, 2016 without obtaining the approval of a majority of the members of our audit and conflicts committee and holders of a majority of our outstanding common units, excluding those held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after December 31, 2016, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. In addition, our general partner may withdraw without unitholder approval upon 90 days’ notice to our limited partners if at least 50% of our outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates.
     Upon the voluntary withdrawal of our general partner, the holders of a majority of our outstanding common units, excluding the common units held by the withdrawing general partner and its affiliates, may elect a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 90 days after that withdrawal, the holders of a majority of our outstanding common units, excluding the common units held by the withdrawing general partner and its affiliates, agree to continue our business and to appoint a successor general partner.
     Our general partner may not be removed unless that removal is approved by (i) a majority of the audit and conflicts committee of our general partner and (ii) holders of not less than 66-2/3% of our outstanding common units, including common units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. In addition, if our general partner is removed as our general partner under circumstances where cause does not exist and common units held by our general partner and its affiliates are not voted in favor of such removal, our general partner will have the right to convert its general partner interest into common units or to receive cash in exchange for such interests. Any removal of this kind is also subject to the approval of a successor general partner by a majority of our outstanding common units, including those held by our general partner and its affiliates. The ownership of more than 33-1/3% of the outstanding common units by our general partner and its affiliates would give it the practical ability to prevent its removal. Affiliates of our general partner owned approximately 58.5% of the outstanding common units as of March 31, 2011.

     In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest of the departing general partner for a cash payment equal to its fair market value. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner for a cash payment equal to its fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached within 30 days of the departing general partner’s departure, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.
     If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.
     In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.
Transfer of General Partner Interest
     Except for transfer by our general partner of all, but not less than all, of its general partner interest in us to:
•	an affiliate of the general partner (other than an individual); or

•	another entity as part of the merger or consolidation of the general partner with or into another entity or the transfer by the general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest in us to another entity prior to December 31, 2016 without the approval of holders of a majority of the common units outstanding, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must assume the rights and duties of our general partner, agree to be bound by the provisions of the partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.
     Our general partner and its affiliates may at any time transfer common units to one or more persons without unitholder approval.
Transfer of Ownership Interests in Our General Partner
     At any time, EPO may sell or transfer all or part of its ownership interest in our general partner without the approval of our unitholders.
Change of Management Provisions
     Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner as general partner or otherwise change management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of common units, that person or group loses voting rights on all of its common units. This loss of voting rights does not apply to any person or group that acquires the common units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the common units with the prior approval of the board of directors of our general partner.
Limited Call Right
     If at any time our general partner and its affiliates hold 80% or more of the outstanding limited partner interests of any class, our general partner will have the right, but not the obligation, which it may assign in whole or in part to any of its affiliates or us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of this purchase is the greater of:

•	the highest price paid by either our general partner or any of its affiliates for any limited partners interests of the class purchased within the 90 days preceding the date our general partner first mails notice of its election to purchase the limited partner interests; and

•	the current market price of the limited partner interests of the class as of the date three days prior to the date that notice is mailed.
     As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material Tax Consequences — Disposition of Common Units.”
     Affiliates of our general partner owned approximately 33,783,587 common units representing approximately 58.5% of our outstanding common units as of March 31, 2011.
Meetings; Voting
     Except as described below regarding a person or group owning 20% or more of common units then outstanding, unitholders on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by non-citizen assignees will be voted by our general partner and our general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other common units are cast.
     Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by our unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of common units as would be necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding common units. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding common units, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the common units, in which case the quorum will be the greater percentage.
     Each record holder of a common unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “— Issuance of Additional Securities” above. However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.
     Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.
Status as Limited Partner
     By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the transferred units when such transfer and admission is reflected in our books and records. Except as described under “— Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.
Non-Citizen Assignees; Redemption
     If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, we may redeem the common units held by the limited partner at their current market price. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner to furnish information about his nationality, citizenship or related status. If a limited partner fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. A non-citizen assignee does not have the right to direct the voting of his common units and may not receive distributions in kind upon our liquidation.
Indemnification
     Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, subject to certain limitations expressly provided in our partnership agreement, from and against all losses, claims, damages or similar events:
     (1) our general partner;
     (2) any departing general partner;
     (3) any person who is or was an affiliate of our general partner or any departing general partner;
     (4) any person who is or was an officer, director, member, partner, fiduciary or trustee of any entity described in (1), (2) or (3) above;
     (5) any person who is or was serving as an officer, director, member, partner, fiduciary or trustee of another person at the request of the general partner or any departing general partner; and
     (6) any person designated by our general partner.
     This indemnification is required unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these indemnitees acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the indemnitee’s conduct was unlawful.
     Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.
Resolution of Conflicts of Interest
     As discussed elsewhere in this prospectus, our partnership agreement provides contractual procedures for the resolution of certain conflicts of interest that are binding on all partners and modifies certain fiduciary duties otherwise applicable under Delaware law.
     Unless otherwise expressly provided in our partnership agreement, whenever a potential conflict of interest exists or arises between our general partner or any of its affiliates, on the one hand, and us, any of our subsidiaries or any partner, on the other hand, any resolution or course of action by the general partner or its affiliates in respect of such conflict of interest shall be permitted and deemed approved by all partners, and shall not constitute a breach of our partnership agreement or of any agreement contemplated thereby, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is or, by operation of the partnership agreement is deemed to be, fair and reasonable to us; provided that, any conflict of interest and any resolution of such conflict of interest shall be, or be deemed to be, fair and reasonable to us if such conflict of interest or resolution is (i) approved by “Special Approval” (i.e., by a majority of the members of the audit and conflicts committee), or (ii) on terms no less favorable to us than those generally being provided to or available from unrelated third parties. The audit and conflicts committee (in connection with Special Approval) shall be authorized in connection with its resolution of any conflict of interest to consider (i) the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest; (ii) the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us); (iii) any customary or accepted industry practices and any customary or historical dealings with a particular Person; (iv) any applicable generally accepted accounting or engineering practices or principles; (v) the relative cost of capital of the parties and the consequent rates of return to the equity holders of the party; and (vi) such additional factors as the audit and conflicts committee determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances. Nothing contained in the partnership agreement, however, is intended to nor shall it be construed to require the audit and conflicts committee to consider the interests of any person other than the Partnership. In the absence of bad faith by the audit and conflicts committee or our general partner, the resolution, action or terms so made, taken or provided (including granting Special Approval) by the audit and conflicts committee or our general partner with respect to such matter shall be conclusive and binding on all persons (including all partners) and shall not constitute a breach of the partnership agreement, or any other agreement contemplated thereby, or a breach of any standard of care or duty imposed in the partnership agreement or under the Delaware Revised Uniform Limited Partnership Act or any other law, rule or regulation. It shall be presumed that the resolution, action or terms made, taken or provided by the audit and conflicts committee or our general partner was not made, taken or provided in bad faith, and in any proceeding brought by any limited partner or by or on behalf of such limited partner or any other limited partner or us challenging such resolution, action or terms, the person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption.
     Whenever our general partner makes a determination or takes or declines to take any other action, or any of its affiliates causes it to do so, in its capacity as our general partner as opposed to in its individual capacity, whether under our partnership agreement, or any other agreement contemplated thereby or otherwise, then unless another express standard is provided for in our partnership agreement, our general partner, or such affiliates causing it to do so, shall make such determination or take or decline to take such other action in a manner that is not in bad faith and shall not be subject to any other or different standards imposed by our partnership agreement, any other agreement contemplated thereby or under the Delaware Revised Uniform Limited Partnership Act or any other law, rule or regulation or at equity.
Reimbursement of Expenses
     Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or our general partner and expenses allocated to us or otherwise incurred by our general partner in connection with operating our business. The general partner is entitled to determine in good faith the expenses that are allocable to us.
Books and Reports
     Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, our fiscal year is the calendar year.
     We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.
     We will furnish each record holder of a common unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.
Right to Inspect Our Books and Records
     A limited partner can, for a purpose reasonably related to the limited partner’s interest as a limited partner, upon reasonable demand stating the purpose of such demand and at his own expense, obtain:
•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•	information as to the amount of cash and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of our partnership agreement, our certificate of limited partnership, amendments to either of them and powers of attorney which have been executed under our partnership agreement;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

     Our general partner may, and intends to, keep confidential from the limited partners trade secrets and other information the disclosure of which our general partner believes in good faith is not in our best interest, could damage our business or which we are required by law or by agreements with third parties to keep confidential.
Registration Rights
     Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. We are obligated to pay all costs and expenses incidental to any such registration and offering on behalf of our general partner or its affiliates, excluding underwriting discounts and commissions.

CONFLICTS OF INTEREST, BUSINESS OPPORTUNITY
AGREEMENTS AND FIDUCIARY DUTIES
Conflicts of Interest and Business Opportunity Agreements
General
     Conflicts of interest exist and may arise in the future as a result of the relationships among us, Enterprise Products Partners and our and their respective general partners and affiliates. Our general partner, DEP GP, is controlled indirectly by Enterprise Products Partners. The members of the board of directors of DEP GP are elected by EPO. However, the current voting trustees under the Dan Duncan LLC Voting Trust Agreement dated April 26, 2006, who control Dan Duncan LLC, through their indirect control of EPO and our general partner, have the ability to elect, remove and replace at any time, all of the officers and directors of DEP GP. Dan Duncan LLC is a privately held affiliate of EPCO that owns 100% of the membership interests in the general partner of Enterprise Products Partners.
     Our general partner’s directors and officers have fiduciary duties to manage our business in a manner beneficial to us and our partners. Some of the executive officers of our general partner also serve as executive officers of the general partner of Enterprise Products Partners. As a result, they have fiduciary duties to manage the business of Enterprise Products Partners in a manner beneficial to such entity and its respective partners. Consequently, these officers may encounter situations in which their fiduciary obligations to Enterprise Products Partners, on the one hand, and us, on the other hand, are in conflict.
     It is not possible to predict the nature or extent of these potential future conflicts of interest at this time, nor is it possible to determine how we will address and resolve any such future conflicts of interest. However, the resolution of these conflicts may not always be in our best interest or that of our unitholders. We do not currently intend to take any action which would limit the ability of Enterprise Products Partners to pursue its business strategies.
Administrative Services Agreement
     We and our general partner are parties to an existing administrative services agreement with EPCO, Enterprise Products Partners, and its general partner and certain affiliated entities. The administrative services agreement addresses potential conflicts that may arise among us and our general partner, Enterprise Products Partners and its general partner, and the EPCO Group, which includes EPCO and its affiliates (excluding us, our general partner, Enterprise Products Partners, its general partner and their subsidiaries and controlled affiliates).
Conflicts Between Our General Partner and its Affiliates and Our Partners
     Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or any other partner, on the other hand, our general partner will resolve that conflict. Our partnership agreement contains provisions that modify and limit our general partner’s fiduciary duties to our unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions taken that, without those limitations, might constitute breaches of fiduciary duty.
     Our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our unitholders if the resolution of the conflict is or is deemed to be, fair and reasonable to the partnership. Any resolution shall be deemed fair and reasonable if it is:
•	approved by a majority of the members of the audit and conflicts committee; or

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties.
     Our general partner may, but is not required to, seek the approval of such resolution from the audit and conflicts committee of its board of directors. It will be presumed that the resolution of any conflicts of interest by our audit and conflicts committee and our general partner is not made in bad faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. The audit and conflicts committee may consider any factors it determines in good faith to consider when resolving a conflict, including taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.
     Conflicts of interest could arise in the situations described below, among others.

Actions taken by our general partner may affect the amount of cash available for distribution to unitholders.
     The amount of cash that is available for distribution to our unitholders is affected by decisions of our general partner regarding such matters as:
•	amount and timing of cash expenditures (including expansion projects at Mont Belvieu or other subsidiaries that may be funded through the construction phase by Enterprise Products Partners and acquired or contributed to us at a later date);

•	assets sales or acquisitions;

•	borrowings;

•	the issuance of additional common units; and

•	the creation, reduction or increase of reserves in any quarter.
We will reimburse EPCO and its affiliates for expenses.
     We will reimburse EPCO and its affiliates for costs incurred in managing and operating us, including costs incurred in rendering staff and support services to us. The partnership agreement provides that our general partner will determine the expenses that are allocable to us. Our general partner may do so in any manner it determines. Please read “Description of Our Partnership Agreement — Reimbursement of Expenses.”
Our general partner intends to limit its liability regarding our obligations.
     Our general partner intends to limit its liability under contractual arrangements so that the other party has recourse only to our assets, and not against our general partner or its assets or any affiliate of our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its liability or our liability is not a breach of our general partner’s fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability.
Unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.
     Any agreements between us on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.
Contracts between us, on the one hand, and our general partner and its affiliates, on the other, will not be the result of arm’s-length negotiations for the benefit of our unitholders.
     Our partnership agreement allows our general partner to determine any amounts to reimburse itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us, on the one hand, and our general partner and its affiliates, on the other, are or will be the result of arm’s-length negotiations for the benefit of our unitholders.
     As described in this prospectus, we are a party to a number of agreements with our general partner and its affiliates at the time of the closing of our initial public offering. These contracts include the administrative services agreement, storage agreements and transportation agreements.
     Our general partner will determine the terms of any of these transactions or amendments to existing agreements entered into after the sale of the common units offered in our initial public offering.
Our common units are subject to our general partner’s limited call right.
     If at any time our general partner and its affiliates own 80% or more of the common units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price not less than their then-current market price. As a result, unitholders may be required to sell their common units at an undesirable time or price and may not receive any return on their investment. Our general partner and its affiliates owned approximately 58.5% of our outstanding common units as of March 31, 2011. Please read “Description of Our Partnership Agreement — Limited Call Right.”
We may not choose to retain separate counsel for ourselves or for the holders of our common units.
     The attorneys, independent auditors and others who have performed services for us regarding our initial public offering have been retained by our general partner, its affiliates and us and may continue to be retained by our general partner, its affiliates and us after our initial public offering. Attorneys, independent auditors and others who will perform services for us in the future will be selected by our general partner or our audit and conflicts committee and may also perform services for our general partner and its affiliates. We may, but are not required to, retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest arising between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, after the sale of the common units offered in this prospectus, depending on the nature of the conflict. We do not intend to do so in most cases.
Our general partner’s affiliates may compete with us.
     Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than acting as our general partner and those activities incidental to its ownership of interests in us. Except as provided in our partnership agreement and subject to certain business opportunity agreements, affiliates of our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us.
Shared Personnel
     Our general partner will manage our operations and activities. Under the amended and restated administrative services agreement, EPCO will provide all employees and administrative, operational and other services to us. All of our general partner’s executive officers will, and certain other EPCO employees assigned to our operations may, also perform services for EPCO, Enterprise Products Partners and their affiliates. The services performed by these shared personnel will generally be limited to non-commercial functions, including but not limited to human resources, information technology, financial and accounting services and legal services. We will adopt policies and procedures to protect and prevent inappropriate disclosure by shared personnel of commercial and other non-public information relating to us and Enterprise Products Partners.
     Because our general partner’s executive officers allocate time among EPCO, us and Enterprise Products Partners, these officers may face conflicts regarding the allocation of their time, which could adversely affect our business, results of operations and financial condition.
Compensation Arrangements
     Michael A. Creel (the CEO of Enterprise Products Partners’ general partner and a Vice Chairman of EPCO) currently has ultimate decision-making authority with respect to compensation to be paid to our named executive officers, including our CEO.
Fiduciary Duties
     Our general partner is accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to unitholders by our general partner are prescribed by law and the partnership agreement. The Delaware Revised Uniform Limited Partnership Act, which we refer to in this prospectus as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, restrict, eliminate or otherwise modify the fiduciary duties otherwise owed by a general partner to limited partners and the partnership.
     Our partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by our general partner. We have adopted these provisions to allow our general partner to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. These modifications are detrimental to the unitholders because they restrict the remedies available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below. The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the limited partners:

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

Partnership agreement modified standards	Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in a manner not in bad faith and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held, including the duties of due care and loyalty.

Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest that are not approved by the audit and conflicts committee of the board of directors of our general partner must be:

•     on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•     fair and reasonable” to us, which may take into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous, or unfavorable or disadvantageous, to us).

If our general partner does not seek approval from the audit and conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the resolution of any conflicts of interest by our general partner and the audit and conflicts committee was not made in bad faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for losses sustained or liabilities incurred as a result of any act or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that such indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the indemnitee’s conduct was unlawful.

Rights and remedies of unitholders	The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties or of the partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.
     In order to become one of our limited partners, a unitholder is required to agree to be bound by the provisions in the partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a partnership agreement does not render the partnership agreement unenforceable against that person.
     We are required to indemnify our general partner and its officers, directors and managers, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. This indemnification is required unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, that these persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it met the requirements set forth above. In the opinion of the Commission, indemnification provisions that purport to include indemnification for liabilities arising under the Securities Act are contrary to public policy and are, therefore, unenforceable. If you have questions regarding the fiduciary duties of our general partner, you should consult with your own counsel. Please read “Description of Our Partnership Agreement — Indemnification.”

MATERIAL TAX CONSEQUENCES
     This section is a discussion of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, represents the opinion of Andrews Kurth LLP, counsel to our general partner and us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Duncan Energy Partners L.P. and DEP Operating Partnership, L.P., a Delaware limited partnership, which is our operating partnership.
     The following discussion does not address all U.S. federal, state and local income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs), employee benefit plans or mutual funds. Accordingly, we urge each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of the common units.
     All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Andrews Kurth LLP and are based on the accuracy of the representations made by us and our general partner.
     No ruling has been or will be requested from the Internal Revenue Service (the “IRS”) regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions and advice of Andrews Kurth LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made in this discussion may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which the common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, our tax treatment or the tax treatment of an investment in us may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.
     For the reasons described below, Andrews Kurth LLP has not rendered an opinion with respect to the following specific federal income tax issues: the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales”); whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of Common Units — Allocations Between Transferors and Transferees”); and whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “— Tax Consequences of Unit Ownership — Section 754 Election” and “— Uniformity of Units”).
Partnership Status
     A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partner unless the amount of cash distributed is in excess of the partner’s adjusted basis in his partnership interest.
     Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation, storage and marketing of any mineral or natural resource. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 5% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based on and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Andrews Kurth LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.
     No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of DEP Operating Partnership for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Andrews Kurth LLP on such matters. It is the opinion of Andrews Kurth LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we will be classified as a partnership and the operating partnership will be disregarded as an entity separate from us for federal income tax purposes.
     In rendering its opinion, Andrews Kurth LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Andrews Kurth LLP has relied include:
•	neither we nor our operating partnership has elected nor will elect to be treated as a corporation; and

•	for each taxable year, more than 90% of our gross income has been and will be income that Andrews Kurth LLP has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.
     If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us except to the extent that our liabilities exceed the tax bases of our assets at that time. Thereafter, we would be treated as a corporation for federal income tax purposes.
     If we were taxable as a corporation for U.S. federal income tax purposes in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.
     The discussion below is based on Andrews Kurth LLP’s opinion that we will be classified as a partnership for federal income tax purposes.
Limited Partner Status
     Unitholders who are admitted as limited partners of Duncan Energy Partners L.P., as well as unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as partners of Duncan Energy Partners L.P. for federal income tax purposes.
     A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales.”
     Items of our income, gain, loss and deduction would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in Duncan Energy Partners L.P. for federal income tax purposes. The references to “unitholders” in the discussion that follows are to persons who are treated as partners in Duncan Energy Partners L.P. for federal income tax purposes.

Tax Consequences of Unit Ownership
Flow-through of Taxable Income
     We do not pay any federal income tax. Instead, each unitholder is required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year or years ending with or within his taxable year. Our taxable year ends on December 31.
Treatment of Distributions
     Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis in his common units generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “— Disposition of Common Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner, including our general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, the unitholder must recapture any losses deducted in previous years. Please read “— Limitations on Deductibility of Losses.”
     A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash, which may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as then having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of the non-pro rata portion of that distribution over the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.
Basis of Common Units
     A unitholder’s initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis generally will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis generally will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”
Limitations on Deductibility of Losses
     The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that amount is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased provided that such losses are otherwise allowable. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.
     In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts other than were protected against loss because of a guarantee, stop loss agreement or other similar arrangement, and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder who has an interest in us or can look only to the units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.
     In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations are permitted to deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly traded partnerships, or a unitholder’s salary or active business income. Further, your share of our net income may be offset by any suspended passive losses from your investment in us, but may not be offset by your current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when the unitholder disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss limitations are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.
     A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.
Limitations on Interest Deductions
     The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:
•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.
     The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income for purposes of the investment interest limitation.
Entity-Level Collections
     If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.
Allocation of Income, Gain, Loss and Deduction
     In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. If we have a net loss for the entire year, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to our general partner.

     Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Internal Revenue Code to account for the difference between the tax basis and fair market value of our assets at the time we issue units in an offering, referred to in this discussion as “Contributed Property.” These allocations are required to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and the “tax” capital account, credited with the tax basis of Contributed Property, referred to in the discussion as the “Book-Tax Disparity.” The effect of these allocations to a unitholder purchasing common units from us in an offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of such an offering. In the event we issue additional common units or engage in certain other transactions in the future, “reverse Section 704(c) allocations,” similar to the Section 704(c) allocations described above, will be made to all partners to account for the difference, at the time of such future transaction, between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of the future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.
     An allocation of items of our income, gain, loss or deduction, other than an allocation required by Section 704(c), will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:
•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow and other nonliquidating distributions; and

•	the rights of all the partners to distributions of capital upon liquidation.
     Andrews Kurth LLP is of the opinion that, with the exception of the issues described in “— Tax Consequences of Unit Ownership — Section 754 Election,” “— Uniformity of Units” and “— Disposition of Common Units — Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.
Treatment of Short Sales
     A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be a partner for tax purposes with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:
•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.
     Andrews Kurth LLP has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “— Disposition of Common Units — Recognition of Gain or Loss.”
Alternative Minimum Tax
     Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates
     In general the highest effective United States federal income tax rate for individuals is currently 35% and the maximum United States federal income tax rate for net capital gains of an individual is currently 15% if the asset disposed of was a capital asset held for more than 12 months at the time of disposition. However, absent new legislation extending the current rates, beginning January 1, 2013, the highest marginal United States federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively. These rates are subject to change at any time.
     Recently enacted legislation will impose a 3.8% Medicare tax on certain net investment income earned by individuals, estates and trusts for taxable years beginning after December 31, 2012. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (1) the unitholder’s net investment income or (2) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case).
Section 754 Election
     We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election generally permits us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election applies to a person who purchases units from a selling unitholder but does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.
     Treasury Regulations under Section 743 of the Internal Revenue Code require, if the remedial allocation method is adopted (which we have adopted), a portion of the Section 743(b) adjustment that is attributable to recovery property under Section 168 of the Internal Revenue Code to be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these Treasury Regulations. Please read “— Uniformity of Units.”
     Although Andrews Kurth LLP is unable to opine as to the validity of this approach because there is no clear authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of the property, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the Treasury Regulations under Section 743 of the Internal Revenue Code but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “— Uniformity of Units.”
     A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a basis reduction or a built-in loss is substantial if it exceeds $250,000.
     The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally either nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should our general partner determine the expense of compliance exceeds the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than such purchaser would have been allocated had the election not been revoked.
Tax Treatment of Operations
Accounting Method and Taxable Year
     We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year or years ending within or with his taxable year. In addition, a unitholder who has a taxable year different than our taxable year and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read “— Disposition of Common Units — Allocations Between Transferors and Transferees.”
Tax Basis, Depreciation and Amortization
     We use the tax basis of our assets for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by partners holding interests in us immediately prior to an offering. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction.”
     To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.
     If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a common unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some, or all, of those deductions as ordinary income upon a sale of his interest in us. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Disposition of Common Units — Recognition of Gain or Loss.”
     The costs incurred in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which we may be able to amortize, and as syndication expenses, which we may not amortize. The underwriting discounts and commissions we incur will be treated as syndication expenses.
Valuation and Tax Basis of Our Properties
     The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units
Recognition of Gain or Loss
     Gain or loss will be recognized on a sale of units equal to the difference between the unitholder’s amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities attributable to the common units sold. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.
     Prior distributions from us that in the aggregate were in excess of the cumulative net taxable income allocated for a common unit that decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.
     Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income each year, in the case of individuals, and may only be used to offset capital gains in the case of corporations.
     The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.
     Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:
•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.
     Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property.
     The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees
     In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.”
     However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.
     The use of this method may not be permitted under existing Treasury Regulations; however, new Treasury Regulations have been proposed regarding the allocation of items of income, gain, loss and deduction using a monthly proration method and the allocation of “extraordinary items” (such as gain or loss realized on the sale or other disposition of capital assets other than in the ordinary course of business) to unitholders based on the month such items are recognized under the partnership’s method of accounting. Although existing publicly traded partnerships, including us, may rely on the proposed Treasury Regulations, such proposed Regulations are not currently in effect, and may be modified before being adopted as final Treasury Regulations. Accordingly, Andrews Kurth LLP is unable to opine on the validity of this method of allocating income and deductions between unitholders. We use this method because it is not administratively feasible to make these allocations on a more frequent basis. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.
     A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.
Notification Requirements
     A unitholder who sells any of his units, other than through a broker, is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder generally is required to notify us in writing of that purchase within 30 days after the purchase. We are required to notify the IRS of any such transfers of units and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirement.
Constructive Termination
     We will be considered to have been terminated for tax purposes if there are sales or exchanges which, in the aggregate, constitute 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year different from our taxable year, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination. The IRS has recently announced a relief procedure whereby if a publicly traded partnership that has technically terminated requests and is granted relief from the IRS, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the fiscal year notwithstanding that two partnership tax years result from the termination.
Uniformity of Units
     Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.”
     We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of that property, or treat that portion as nonamortizable, to the extent attributable to property which is not amortizable, consistent with the Treasury Regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. Our counsel, Andrews Kurth LLP, is unable to opine on the validity of any of these positions. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. We do not believe these allocations will affect any material items of income, gain, loss or deduction. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”
Tax-Exempt Organizations and Other Investors
     Ownership of units by employee benefit plans, other tax-exempt organizations, regulated investment companies, non-resident aliens, foreign corporations, and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.
     Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them. A regulated investment company or “mutual fund” is required to derive 90% or more of its gross income from certain permitted sources. The American Jobs Creation Act of 2004 generally treats net income from the ownership of publicly traded partnerships as derived from such a permitted source. We anticipate that all of our net income will be treated as derived from such a permitted source.
     Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold tax at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.
     In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.
     Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Because a foreign unitholder is considered to be engaged in a trade or business in the United States by virtue of the ownership of units, under this ruling a foreign unitholder who sells or otherwise disposes of a unit generally will be subject to federal income tax on gain realized on the sale or other disposition of units. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.
Administrative Matters
Information Returns and Audit Procedures
     We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes each unitholder’s share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Andrews Kurth LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.
     The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his own return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.
     Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement names our general partner as our Tax Matters Partner.
     The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate in that action.
     A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.
Nominee Reporting
     Persons who hold an interest in us as a nominee for another person are required to furnish to us:
     (1) the name, address and taxpayer identification number of the beneficial owner and the nominee;
     (2) a statement regarding whether the beneficial owner is
(a)	a person that is not a United States person,

(b)	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

(c)	a tax-exempt entity;
     (3) the amount and description of units held, acquired or transferred for the beneficial owner; and
     (4) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

     Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1,500,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.
Accuracy-related Penalties
     An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.
     For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:
     (1) for which there is, or was, “substantial authority,” or
     (2) as to which there is a reasonable basis if the pertinent facts of that position are adequately disclosed on the return.
     If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” but we believe we are not a tax shelter.
     A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer’s gross receipts.
     No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.
Reportable Transactions
     If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or a “transaction of interest” or that it produces certain kinds of losses in excess of $2 million in any single year, or $4 million in any combination of six successive taxable years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “— Information Returns and Audit Procedures” above.
     Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:
•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “— Accuracy-related Penalties,”

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and

•	in the case of a listed transaction, an extended statute of limitations.

     We do not expect to engage in any “reportable transactions.”
Recent Legislative Developments
     In the last Congressional session, the U.S. House of Representatives passed legislation that would have provided for substantive changes to the definition of qualifying income and the treatment of certain types of income earned from profits interests in partnerships. It is possible that these legislative efforts could result in changes to the existing federal income tax laws that affect publicly traded partnerships. As previously proposed, we do not believe any such legislation would affect our tax treatment as a partnership. However, the proposed legislation could be modified in a way that could affect us. We are unable to predict whether any of these changes, or other proposals, will ultimately be enacted. Any such changes could negatively impact the value of an investment in our units.
State, Local, and Other Tax Considerations
     In addition to federal income taxes, you likely will be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We own property or do business in Louisiana and Texas. Louisiana currently imposes a personal income tax on individuals. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions if your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in some or all of the jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “— Tax Consequences of Unit Ownership — Entity-Level Collections.” Based on current law and our estimate of our future operations, we anticipate that any amounts required to be withheld will not be material.
     It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend on, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as United States federal tax returns, that may be required of him. Andrews Kurth LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

PLAN OF DISTRIBUTION
     Subject to the discussion below, we will distribute newly issued common units sold under the Plan. A registered broker/dealer that is an affiliate of the Administrator will assist in the identification of investors and other related services, but will not be acting as an underwriter with respect to common units sold under the Plan. You will pay no service fees or brokerage trading fees whether common units are newly issued or purchased in the open market. We will pay all brokerage trading fees or other charges on common units purchased through the Plan. However, if you are participating in the Plan through your broker, you may be charged a fee by your broker for participating in the Plan on your behalf. Additionally, if you request that your common units held by the Administrator be sold, you will receive the proceeds less a handling charge of $15.00 and any brokerage trading fees. The common units are currently listed on the NYSE under the ticker symbol “DEP.”
     Persons who acquire common units through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act, and may be considered to be underwriters within the meaning of the Securities Act of 1933. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the common units.
     We have no arrangements or understandings, formal or informal, with any person relating to the sale of our common units to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purposes of the Plan.

WHERE YOU CAN FIND MORE INFORMATION
     We have filed a registration statement on Form S-3 with the SEC under the Securities Act that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit from this prospectus some information included in the registration statement.
     We file annual, quarterly, and other reports and other information with the SEC under the Exchange Act. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. General information about us, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, is available free of charge through our website at http://www.deplp.com as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

INFORMATION INCORPORATED BY REFERENCE
     The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding information deemed to be furnished and not filed with the SEC, until all the securities are sold:
•	the description of our common units contained in our Registration Statement on Form 8-A (File No. 001-33266) filed on January 24, 2007, and any amendment or report filed for the purpose of updating that description;

•	Annual Report on Form 10-K (File No. 001-33266) for the year ended December 31, 2010, filed on March 1, 2011;

•	Quarterly Report on Form 10-Q (File No. 001-33266) for the period ended March 31, 2011, filed on May 10, 2011; and

•	Current Reports on Form 8-K (File No. 001-33266) filed on February 11, 2011, February 23, 2011, March 15, 2011, April 29, 2011 and July 6, 2011 (only to the extent information contained in each of these Forms 8-K has been filed and not furnished).
     Each of these documents is available from the SEC’s website and public reference rooms described above. Through our website, http://www.deplp.com, you can access electronic copies of documents we file with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and any amendments to those reports. Information on our website is not incorporated by reference in this prospectus. Access to those electronic filings is available as soon as practical after filing with the SEC. You may also request a copy of those filings, excluding exhibits, at no cost by writing or telephoning Investor Relations, Duncan Energy Partners L.P., at our principal executive office, which is: 1100 Louisiana Street, 10th Floor, Houston, Texas 77002; Telephone: (713) 381-6500.
FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS
     Some of the information contained in or incorporated by reference in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. These forward-looking statements involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus or incorporated by reference herein, including those described in the “Risk Factors” section of our most recent annual report on Form 10-K and, to the extent applicable, our quarterly reports on Form 10-Q and any prospectus supplement. The risk factors and other factors noted in this prospectus or incorporated by reference herein could cause our actual results to differ materially from those contained in any forward-looking statement. Investors are cautioned that certain statements contained in or incorporated by reference in this prospectus as well as some statements in periodic press releases and some oral statements made by our officials and our subsidiaries during presentations about us, are “forward-looking” statements. Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those anticipated or projected.
     Forward-looking statements speak only as of the date of this prospectus or, in the case of forward-looking statements contained in any document incorporated by reference, the date of such document, and we expressly disclaim any obligation or undertaking to update these statements to reflect any change in our expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.
•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;

•	a reduction in demand for our products by the petrochemical, refining or heating industries;

•	the effects of our debt level on our future financial and operating flexibility;

•	a decline in the volumes of NGLs delivered by our facilities;

•	the failure of our credit risk management efforts to adequately protect us against customer non-payment;

•	terrorist attacks aimed at our facilities; and

•	our failure to successfully integrate our operations with assets or companies we acquire.
     You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risk factors described under “Risk Factors” in this prospectus, in our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q filed after our most recent Annual Report on Form 10-K.
LEGAL MATTERS
     Andrews Kurth LLP, our counsel, will issue an opinion for us about the legality of the common units and the material federal income tax consequences regarding the common units.
EXPERTS
     The consolidated financial statements of Duncan Energy Partners L.P. and subsidiaries incorporated in this prospectus by reference from Duncan Energy Partners L.P.’s Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of Duncan Energy Partners L.P. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (i) express an unqualified opinion on the financial statements and include an explanatory paragraph concerning the fact that the financial statements have been prepared from the separate records maintained by Enterprise Products Partners L.P. or affiliates and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated entity, and (ii) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Addendum A
Duncan Energy Partners L.P.
Distribution Reinvestment and Unit Purchase Plan Fees
As of July 19, 2011

	Administrative	Brokerage Fee
	Fee	(Per Share)
Quarterly Reinvestment	Company Paid	Company Paid

Returned Check or Rejected Automatic Bank Withdrawal (per item)	$35.00	N/A
Sale of Plan Units (each sell order)	$15.00	$0.12

Direct Deposit of Net Sale Proceeds (per transaction)	$5.00	N/A

Duplicate Statement & Research Fees

Current Year Duplicate Statement	No Fee
Prior Year Duplicate Statement (per year)	$20.00
Research Fee	Call for fee information
Duncan Energy Partners L.P. reserves the right to change add or modify fees.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following table sets forth the estimated expenses payable by Duncan Energy Partners L.P. (“Duncan Energy Partners”) and in connection with the issuance and distribution of the securities covered by this post-effective amendment.

Registration fee	$2,507
Fees and expenses of accountants	20,000
Fees and expenses of legal counsel	25,000
Fees and expenses of Administrator	20,000
Printing and engraving expenses	10,000
Miscellaneous	5,000

Total	$82,507
Item 15. Indemnification of Directors and Officers.
     The section of the prospectus entitled “Description of Our Partnership Agreement — Indemnification” is incorporated herein by this reference. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.
     Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a Delaware limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The limited liability company agreement of DEP Holdings, LLC provides for the indemnification of (i) present or former members of the Board of Directors of DEP Holdings, LLC or any committee thereof, (ii) present or former officers, employees, partners, agents or trustees of DEP Holdings, LLC or (iii) persons serving at the request of DEP Holdings, LLC in another entity in a similar capacity as that referred to in the immediately preceding clauses (i) or (ii) (each, a “General Partner Indemnitee”) to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any such person may be involved, or is threatened to be involved, as a party or otherwise, by reason of such person’s status as a General Partner Indemnitee; provided, that in each case the General Partner Indemnitee acted in good faith and in a manner which such General Partner Indemnitee believed to be in, or not opposed to, the best interests of DEP Holdings, LLC and, with respect to any criminal proceeding, had no reasonable cause to believe such General Partner Indemnitee’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the General Partner Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to these provisions shall be made only out of the assets of DEP Holdings, LLC. DEP Holdings, LLC is authorized to purchase and maintain insurance, on behalf of the members of its Board of Directors, its officers and such other persons as the Board of Directors may determine, against any liability that may be asserted against or expense that may be incurred by such person in connection with the activities of DEP Holdings, LLC, regardless of whether DEP Holdings, LLC would have the power to indemnify such person against such liability under the provisions of its limited liability company agreement.
Item 16. Exhibits.
     Reference is made to the Index to Exhibits following the signature pages hereto, which Index to Exhibits is hereby incorporated into this item.

Item 17. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement, or that is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
     (3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
     (4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a Registration Statement relating to an offering, other than Registration Statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in this Registration Statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.
     (5) That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
          (i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

          (iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
          (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter had been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 19, 2011.

DUNCAN ENERGY PARTNERS L.P.

By:	DEP HOLDINGS, LLC
its General Partner

By:	/s/ W. Randall Fowler
Name:	W. Randall Fowler
Title:	President and Chief Executive Officer
     Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 has been signed by the following persons in the capacities indicated below on July 19, 2011.

Signature	Title

/s/ W. Randall Fowler W. Randall Fowler	Director, President and Chief Executive Officer

* Bryan F. Bulawa	Director, Senior Vice President, Treasurer and Chief Financial Officer

* Larry L. Casey	Director

* William A. Bruckmann, III	Director

* Richard S. Snell	Director

* Michael J. Knesek	Senior Vice President, Controller and Principal Accounting Officer

*By:	/s/ W. Randall Fowler
W. Randall Fowler,
as attorney-in-fact

INDEX TO EXHIBITS

Exhibit
No.	Description
4.1	Certificate of Limited Partnership of Duncan Energy Partners L.P. (incorporated by reference to Exhibit 3.1 to Form S-1 Registration Statement (Reg. No. 333-138371) filed November 2, 2006).

4.2	Amended and Restated Agreement of Limited Partnership of Duncan Energy Partners L.P., dated February 5, 2007 (incorporated by reference to Exhibit 3.1 to Form 8-K filed February 5, 2007).

4.3	Amendment No. 1 to the Amended and Restated Agreement of Limited Partnership of Duncan Energy Partners L.P. dated as of December 27, 2007 (incorporated by reference to Exhibit 3.1 to Form 8-K/A filed January 3, 2008).

4.4	Amendment No. 2 to the Amended and Restated Agreement of Limited Partnership of Duncan Energy Partners L.P. dated as of November 6, 2008 (incorporated by reference to Exhibit 3.4 to Form 10-Q filed November 10, 2008).

4.5	Third Amendment to the Amended and Restated Agreement of Limited Partnership of Duncan Energy Partners L.P., dated December 8, 2008 (incorporated by reference to Exhibit 3.1 to Form 8-K filed December 8, 2008).

4.6	Fourth Amendment to the Amended and Restated Agreement of Limited Partnership of Duncan Energy Partners L.P., dated as of June 15, 2009 (incorporated by reference to Exhibit 3.1 to Form 8-K filed June 15, 2009).

4.7	Certificate of Formation of DEP Holdings, LLC (incorporated by reference to Exhibit 3.3 to Form S-1 Registration Statement (Reg. No. 333-138371) filed November 2, 2006).

4.8	Second Amended and Restated Limited Liability Company Agreement of DEP Holdings, LLC, dated May 3, 2007 (incorporated by reference to Exhibit 3.4 to Form 10-Q filed May 4, 2007).

4.9	First Amendment to the Second Amended and Restated Limited Liability Company Agreement of DEP Holdings, LLC, dated November 6, 2008 (incorporated by reference to Exhibit 3.8 to Form 10-Q filed November 10, 2008).

5.1+	Opinion of Andrews Kurth LLP as to the legality of the securities being registered.

8.1#	Opinion of Andrews Kurth LLP relating to tax matters.

23.1#	Consent of Deloitte & Touche LLP.

23.2#	Consent of Andrews Kurth LLP (included in Exhibit 8.1).

24.1+	Powers of Attorney for DEP Holdings, LLC (included on signature page).

99.1#	Cover letter to accompany the prospectus to be sent to participants in the Duncan Energy Partners L.P. Distribution Reinvestment Plan who are registered owners of common units.

99.2#	Cover letter to accompany the prospectus to be sent to participants in the Duncan Energy Partners L.P. Distribution Reinvestment Plan who are beneficial owners of common units.

99.3#	Enrollment Form for Duncan Energy Partners L.P. Distribution Reinvestment Plan.

#	Filed herewith.

+	Previously filed.